Exhibit 99.1

Media Contact: Chris Whelan
24-hour media hotline:

1-888-627-4999

April 21, 2015

LG&E, KU and interested parties reach unanimous settlement in rate proceedings

No increase to the monthly basic service charge

(LOUISVILLE, Ky.) — Louisville Gas and Electric Company and Kentucky Utilities Company have reached a unanimous settlement agreement with all of the parties in the base rate cases before the Kentucky Public Service Commission. The settlement agreement was filed with the KPSC today and remains subject to KPSC approval.

Under the settlement agreement, the monthly basic service charge for LG&E and KU residential customers will not change. Instead, the per-kilowatt charge will be modified to provide additional annual cost-recovery revenues of $125 million for KU, incorporating costs associated with the new 640-megawatt natural gas combined-cycle generating plant at the company’s Cane Run site among other investments. KU owns 78 percent of that facility, with LG&E owning the remaining 22 percent.

The settlement agreement provides no increase in revenues for LG&E’s electric operations and a $7 million increase in LG&E’s gas operations. The average KU residential customer bill will increase by approximately $9 per month. The average LG&E electric customer will see a slight reduction of 10 cents per month, while the average LG&E gas customer will see a monthly increase of approximately $1.25 per month.

A settlement does not attach specific dollars or concessions to any particular issue in the case, but provides an overall settlement that on balance is a fair, just and reasonable result. This means that no return on equity was established with respect to base rates; however, the average customer’s monthly bill will reflect a 10 percent return on equity investment related to the environmental cost recovery mechanism and the gas line tracker mechanism. The settlement agreement also provides for deferred cost recovery of a portion of the costs associated with pensions and KU’s Green River plant which is currently scheduled to be retired in April 2016.

In addition to LG&E and KU, parties to the unanimous settlement agreement included: the Attorney General of the Commonwealth of Kentucky; the Kentucky Industrial Utilities Customers; the Lexington-Fayette Urban County Government; the Kroger Company; the Community Action Council of Lexington-Fayette, Bourbon, Harrison, and Nicholas Counties; Kentucky Cable Telecommunications Association; Kentucky School Boards Association; Sierra Club; Wal-Mart Stores East, LP and Sam’s East; Association of Community Ministries; and Metropolitan Housing Coalition.

“The open and direct dialogue between all parties enabled this settlement agreement,” said Kent Blake, chief financial officer. “While it is likely no single party got everything they wanted, this settlement agreement provided all parties with an agreement they could support in the best interests of our customers.”

LG&E and KU also agreed to a minimum annual contribution of shareholder funds of $1.15 million to low-income programs. The current Home Energy Assistance program also will become a permanent program under the companies’ tariffs and maintain its current rate of 25 cents per meter.

The agreement also provides for an extension of the collection period for residential customer deposits from four to six months. Additionally, LG&E and KU have agreed to develop an energy efficiency filing for Kentucky’s school districts and reaffirmed their commitment to study the feasibility of energy efficiency programs for industrial customers.

If approved, the new rates and all elements of the settlement agreement with the utilities and interested parties would take effect July 1.

###

Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 400,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 543,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.